EXHIBIT 4.1

AMERICAN BANK NOTE HOLOGRAPHICS, INC.
2005 STOCK INCENTIVE PLAN

1.             Purpose.  The purpose of the American Bank Note Holographics, Inc. 2005 Stock Incentive Plan is to establish a flexible vehicle through which the Company can attract, motivate, reward and retain key personnel of the Company and its affiliates through the use of equity-based incentive compensation awards.

2.             Definitions.  For purposes of the Plan, the following terms shall have the following meanings:

(a)           “Award” shall mean any Option, SAR, Restricted Stock, Deferred Stock, Performance Award or Other Stock-Based Award granted to a participant under the Plan.

(b)           “Board” shall mean the Board of Directors of the Company.

(c)           “Change in Control” shall mean: (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s outstanding shares of Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) the sale or other disposition of all or substantially all of the Company’s assets or (iii) the approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

(d)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan from time to time.  The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(f)            “Common Stock” shall mean the Company’s common stock, par value $0.01.

(g)           “Company” shall mean American Bank Note Holographics, Inc., a Delaware corporation, and any successor thereto.

(h)           “Deferred Stock” means a right, granted to a participant under Section 6(e), to receive Common Stock or other Awards or a combination thereof at the end of a specified deferral period.  Deferred Stock may be denominated as “stock units,” “restricted stock units,” “phantom shares,” “performance shares,” or other appellations.

(i)            “Effective Date” shall mean the date on which the Plan is approved by the Company’s stockholders.

(j)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)           “Fair Market Value” shall mean the fair market value of the Common Stock as determined in good faith by the Committee or under procedures established by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of the Common Stock as of any given date shall be the closing sale price per share of Common Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

(l)            “Option” means a right, granted to a participant under Section 6(b), to purchase Common Stock at a specified price during specified time periods.

(m)          “Other Stock-Based Awards” means Awards granted to a participant under Section 6(f).

(n)           “Performance Awards” means Awards granted to a participant under Section 6(g).

(o)           “Plan” shall mean this American Bank Note Holographics, Inc. 2005 Stock Incentive Plan, as amended from time to time.

(p)           “Restricted Stock” means Common Stock granted to a participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(q)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(r)            “Stock Appreciation Right” or “SAR” means a right granted to a participant under Section 6(c).

3.             Administration.

(a)           Committee. The Plan will be administered by the Committee.  Notwithstanding the foregoing, the Board will have sole responsibility and authority for matters relating to the grant and administration of Awards to non-employee directors of the Company, and reference herein to the Committee with respect to any such matters will be deemed to refer to the Board.

(b)           Responsibility and Authority of Committee.  Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and full power and authority to (i) select the persons to whom Awards will be made, (ii) prescribe the terms and conditions of each Award and make amendments thereto, (iii) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an Award made under the Plan, and (iv) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan.  In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c)           Delegation of Authority.  To the fullest extent authorized under Section 157(c) and other applicable provisions of the Delaware General Corporation Law, the Committee may delegate to officers or managers of the Company or any affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine.

(d)           Committee Actions.  A majority of the members of the Committee shall constitute a quorum.  The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent.  The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons.  The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

(e)           Limitation on Repricing.  Subject to the provisions of Section 8, in no event shall any repricing (within the meaning of any stock exchange or market on which the shares of Common Stock may then be listed) of Awards granted under the Plan be permitted, without the approval of the stockholders of the Company.

(f)            Indemnification.  The Company shall indemnify and hold harmless each member of the Board, the Committee or any subcommittee appointed by the Committee and any employee of the Company who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

4.             Eligibility and Certain Award Limitations.

(a)           Eligibility.  Awards may be granted under the Plan to any member of the Board (whether or not an employee of the Company or its affiliates), to any officer or other employee of the Company or its affiliates (including prospective officers and employees) and to any consultant or other independent contractor who performs or will perform services for the Company or its affiliates.

(b)           Per-Person Award Limitations.  In each fiscal year during any part of which the Plan is in effect, an eligible person may be granted Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code relating to up to his Annual Share Limit.  Subject to adjustment as provided in Section 8 below, an eligible person’s “Annual Share Limit” shall equal, in any year during any part of which the eligible person is then eligible under the Plan, 50,000 shares.

5.             Aggregate Share Limitation.  Subject to adjustment as provided in Section 8 below, the total number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 1,600,000 shares (the “Authorized Shares”).  In determining the number of Authorized Shares available for issuance under the Plan at any time after the Effective Date, the following shares shall be deemed not to have been issued (and will remain available for issuance) pursuant to the Plan: (i) shares subject to an Award that is forfeited, canceled, terminated or settled in cash, (ii) shares repurchased by the Company from the recipient of an Award for not more than the original purchase price of such shares or forfeited to the Company by the recipient of an Award, and (iii) shares withheld or tendered by the recipient of an Award as payment of the exercise or purchase price under an Award or the tax withholding obligations associated with an Award.  Shares of Common Stock available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury.  No fractional shares of Common Stock may be issued under the Plan.

6.             Specific Terms of Awards.

(a)           General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the participant and terms permitting a participant to make elections relating to his or her Award.  The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)           Options.  The Committee is authorized to grant Options to participants on the following terms and conditions:

(i)            Exercise Price.  The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Common Stock on the date of grant of such Option.

(ii)           Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, which in no event shall exceed a period of ten years from the date of grant.  The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (including, cash, Common Stock, other Awards or awards granted under other plans of the Company or any affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law)), and the methods by or forms in which Common Stock will be delivered or deemed to be delivered to participants.

(c)           Stock Appreciation Rights.  The Committee is authorized to grant SARs to participants on the following terms and conditions:

(i)            Right to Payment.  A SAR shall confer on the participant to whom it is granted a right to receive, upon exercise thereof, the excess of (1) the Fair Market Value of one share of Common Stock on the date of exercise over (2) the base price of the SAR as determined by the Committee, which base price shall be not less than the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(ii)           Other Terms.  The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, method by or forms in which Common Stock will be delivered or deemed to be delivered to participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of an SAR, which in no event shall exceed a period of ten years from the date of grant.

(d)           Restricted Stock.  The Committee is authorized to grant Restricted Stock to participants on the following terms and conditions:

(i)            Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination, at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter.  Except to the extent restricted under the terms of the Plan or any Award document relating to the Restricted Stock, a participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)          Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)          Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted

Stock shall be either (1) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (2) automatically reinvested in additional Restricted Stock or held in kind, subject to the same terms as applied to the original Restricted Stock to which it relates.  Unless otherwise determined by the Committee, Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.

(e)           Deferred Stock.  The Committee is authorized to grant Deferred Stock to participants, which are rights to receive Common Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i)            Award and Restrictions.  Issuance of Common Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee.  In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter.  Deferred Stock may be satisfied by delivery of Common Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)          Dividend Equivalents.  Unless otherwise determined by the Committee, dividend equivalents on the specified number of shares of Common Stock covered by an Award of Deferred Stock shall be either (1) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or (2) deferred with respect to such Deferred Stock, with the amount or value thereof automatically deemed reinvested in additional Deferred Stock.

(f)            Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of Common Stock, including, without limitation, stock bonuses, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for

Common Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units and awards designed to comply with or take advantage of other applicable local laws or jurisdictions other than the United States.  The Committee shall determine the terms and conditions of such Awards.

(g)           Performance Awards.  The Committee is authorized to grant Performance Awards to eligible persons on the following terms and conditions:

(i)            Generally.  The Committee may specify that any Award granted under the Plan shall constitute a Performance Award by conditioning the grant, exercise, vesting or settlement, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited under this Section 6(g) in the case of a Performance Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(ii)           Awards exempt under Section 162(m) of the Code.  If the Committee determines that an Award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (other than Options or SARs which otherwise qualify as “performance-based compensation” for purposes of Section 162(m) of the Code), the grant, exercise, vesting and/or settlement of such Performance Award shall be contingent upon achievement of one or more preestablished, objective performance goals.  The performance goal or goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this subsection (ii).  One or more of the following business criteria for the Company, on a consolidated basis, and/or, where appropriate, for specified subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards: (1) revenues on a corporate or product by product basis; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) economic value created or added; (7) operating margin or profit margin; and/or (8) stock price, dividends or total stockholder return.  The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.  All determination by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing.  Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the

Code, prior to settlement of each such award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the award was conditioned have been satisfied.

7.             Limits on Transferability; Beneficiaries.  No Award or other right or interest of a participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such participant to any party (other than the Company or an affiliate thereof), or assigned or transferred by such participant otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that Awards (other than Options intended to qualify as “incentive stock options”  (as defined in Section 422 of the Code)) and other rights may be transferred to one or more transferees during the lifetime of the participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon.  A beneficiary, transferee, or other person claiming any rights under the Plan from or through any participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.  For purposes hereof, “beneficiary” shall mean the legal representatives of the participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a participant’s Award upon a participant’s death, provided that, if and to the extent authorized by the Committee, a participant may be permitted to designate a beneficiary, in which case the “beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the participant’s Award upon such participant’s death.

8.             Capital Changes, Reorganization, Sale.

(a)           Adjustments upon Changes in Capitalization.  The aggregate number and class of Authorized Shares, the aggregate number and class of shares referenced by the Annual Share Limit, the number and class of shares and the exercise price per share covered by each outstanding Option, the number and class of shares and the base price per share covered by each outstanding SAR, the number and class of shares covered by each outstanding Deferred Stock Award, Performance Award and Other Stock-Based Award, any per-share base or purchase price or target market price included in the terms of any such Award, and any related terms shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.

(b)           Effect of Change in Control on Options and SARs.  Each outstanding Option and SAR at the time of a Change in Control that is not otherwise fully exercisable shall automatically accelerate so that each such Option or SAR shall, at least fifteen (15) days prior to the Change in Control, become fully exercisable (and the Board shall notify each participant of such acceleration at least fifteen (15) days prior to the Change in Control), provided that no acceleration of exercisability shall occur with respect to an outstanding Option or SAR if and to the extent such Option or SAR is, in connection with the Change in Control, to be assumed or otherwise continued in full force or effect by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.  Upon the consummation of the Change in Control, all outstanding Options and SARs shall terminate and cease to be outstanding, except to the extent assumed by the successor entity (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction.  Each Option and SAR which is assumed (or is otherwise to continue in effect) in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the participant upon consummation of such Change in Control had the Option or SAR been exercised immediately prior to such Change in Control, provided the aggregate exercise price of each Option and the aggregate base price for each SAR shall remain the same.  The Committee, acting in its discretion, may accelerate vesting of Restricted Stock, Deferred Stock, Other Stock-Based Awards and Performance Awards, provide for cash settlement and/or make such other adjustments to the terms of such awards as it deems appropriate in the context of a Change in Control, taking into account the manner in which outstanding Options and SARs are being treated.

(c)           Fractional Shares.  In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such Award will cover only the number of full shares resulting from the adjustment.

(d)           Determination of Board to be Final.  All adjustments under this Section 8 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

9.             Tax Withholding.  As a condition to the exercise of any Award, the delivery of any shares of Common Stock pursuant to any Award, the lapse of restrictions on any Award or the settlement of any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or an affiliate relating to an Award, the Company and/or the affiliate may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to an Award recipient whether or not pursuant to the Plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.  If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section 9 by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).  Other provisions of the Plan notwithstanding, only the minimum amount of Common Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Common Stock may be withheld if such withholding would not result in additional accounting expense to the Company.

10.           Amendment and Termination.  Except as may otherwise be required by law or the requirements of any stock exchange or market upon which the Common Stock may then be listed, the Board, acting in its sole discretion and without further action on the part of the stockholders of the Company, may amend the Plan at any time and from time to time and may terminate the Plan at any time.  No amendment or termination may affect adversely any outstanding award without the written consent of the award recipient.

11.           General Provisions.

(a)           Compliance with Law.  The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel to the Company with respect to such compliance.

(b)           Transfer Orders; Placement of Legends.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law.  The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(c)           No Employment or other Rights.  Nothing contained in the Plan or in any Award agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or service with the Company or an affiliate or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or service.

(d)           Decisions and Determinations Final.  Except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, the Committee shall have full power and authority to interpret the Plan and any Award agreement made under the Plan and to determine all issues which arise thereunder or in connection therewith, and the decision of the Board or the Committee, as the case may be, shall be binding and conclusive on all interested persons.

(e)           Nonexclusivity of the Plan.  No provision of the Plan, and neither its adoption Plan by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.

12.           Governing Law.  All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

13.           Term of the Plan.  The Plan shall become effective on the Effective Date.  Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date.  The rights of any person with respect to an Award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.